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                                                                                                                      EXHIBIT 12


                                                 BROOKDALE LIVING COMMUNITIES, INC.

                                             STATEMENTS REGARDING COMPUTATION OF RATIOS
                                                OF EARNINGS TO COMBINED FIXED CHARGES
                                                    AND PREFERRED STOCK DIVIDENDS
                                                      (IN 000'S, EXCEPT RATIOS)



                                                     Three months ended September 30,   Nine months ended September 30,
                                                          1999            1998             1999              1998
                                                          ----            ----             ----              ----
EARNINGS
--------
Income before income tax expense
  per consolidated financial statements..............$   4,585         $   2,795        $  13,069         $   6,930
Interest cost (1)....................................    8,545             6,030           24,284            16,333
Interest cost (capitalized)..........................     (465)             (333)          (1,312)             (935)
Amortization of debt expense.........................      418               332            1,095               949
Preferred stock dividends............................       --                --               --                --
                                                     ---------         ---------        ---------         ---------
Earnings.............................................$  13,083         $   8,824        $  37,136         $  23,277
                                                      ========          ========         ========          ========

FIXED CHARGES
-------------

Interest cost (1)....................................$   8,545         $   6,030        $  24,284         $  16,333
Amortization of debt expense.........................      418               332            1,095               949
Preferred stock dividends............................       --                --               --                --
                                                     ---------         ---------        ---------         ---------
Total fixed charges..................................$   8,963         $   6,362        $  25,379         $  17,282
                                                      ========          ========         ========          ========

Ratio of earnings to combined fixed charges and
  preferred stock dividends..........................     1.46              1.39             1.46              1.35
                                                     =========         =========        =========         =========

Excess of earnings to combined fixed charges and
  preferred stock dividends..........................$   4,120         $   2,462        $  11,757         $   5,995
                                                     =========         =========        =========         =========



(1)  Includes portion of rent expense representative of interest expense.
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